EX-21.1

4/25/2021

Subsidiaries of Pactiv Evergreen Inc.

Legal Name of Subsidiary	Jurisdiction of Organization

Alusud Argentina S.R.L.	Argentina
Gulf Closures W.L.L.	Bahrain
Evergreen Packaging Canada Limited	Canada
Pactiv Canada Inc.	Canada
Alusud Embalajes Chile Ltda.	Chile
Evergreen Packaging (Shanghai) Co., Ltd.	China
Closure Systems International (Egypt) LLC	Egypt
Evergreen Packaging de El Salvador, S.A. de C.V.	El Salvador
Pactiv Deutschland Holdinggesellschaft mbH	Germany
CSI Hungary Manufacturing and Trading Limited Liability Company	Hungary
Ducart Evergreen Packaging Ltd.	Israel
Evergreen Packaging Korea Limited	Korea
Grupo Corporativo Jaguar, S.A. de C.V.	Mexico
Pactiv Foodservice Mexico, S. de R.L. de C.V.	Mexico
Pactiv Mexico, S. de R.L. de C.V.	Mexico
Servicios Industriales Jaguar, S.A. de C.V.	Mexico
Servicios Integrales de Operacion, S.A. de C.V.	Mexico
Naturepak Beverage Packaging Africa SAS	Morocco
PEI Holdings Company LLC	Delaware
Naturepak Beverage Packaging Co. Ltd	Saudi Arabia
Closure Systems International España, S.L.U.	Spain
Evergreen Packaging (Taiwan) Co., Ltd.	Taiwan
Blue Ridge Holding LLC	Delaware
Blue Ridge Paper Products LLC	Delaware
BRPP, LLC	North Carolina
Closure Solutions EMEA Holdings LLC	Delaware
Closure Solutions Holdings LLC	Delaware
Coast-Packaging Company	California
Evergreen Packaging International LLC	Delaware
Evergreen Packaging LLC	Delaware
GEC Packaging Technologies LLC	Delaware
Pactiv Europe Services LLC	Delaware
Pactiv Evergreen Group Holdings Inc.	Delaware
Pactiv Evergreen Group Issuer Inc.	Delaware
Pactiv Evergreen Group Issuer LLC	Delaware
Pactiv Evergreen Services Inc.	Delaware
Pactiv LLC	Delaware
Pactiv Management Company LLC	Delaware
Pactiv Packaging Inc.	Delaware
PCA West Inc.	Delaware
PEI Holdings Company LLC	Delaware
Reynolds Packaging International LLC	Delaware

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